Exhibit 10.9

SATISFACTION AND DISCHARGE OF INDEBTEDNESS AGREEMENT

This Satisfaction and Discharge of Indebtedness Agreement (this “Agreement”) is made and entered into as of September 22, 2025, by and among Denali Capital Acquisition Corp., a Cayman Island exempted company (including its successors and assigns, “Denali” or the “Company”), Denali Capital Global Investments LLC (“Sponsor”), and Scilex Holding Company, a Delaware corporation (“Scilex”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Promissory Note (as defined below).

RECITALS

WHEREAS, on April 11, 2023, Denali issued that certain Convertible Promissory Note, as amended by the Amended and Restated Convertible Promissory Note dated December 29, 2023, as further amended by the Second Amended and Restated Convertible Promissory Note dated April 2, 2024, and as further amended and restated by that certain Third Amended and Restated Convertible Promissory Note, dated January 24, 2025, in favor of the Payee (the “Promissory Note”);

WHEREAS, pursuant to the Promissory Note, Denali is obligated to pay Sponsor $1,806,366.78, comprised of the outstanding principal amount of the Promissory Note and accrued but unpaid interest, (the “Outstanding Balance”) upon the consummation of Denali’s Business Combination (as defined below);

WHEREAS, Denali, Denali Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Denali (“Merger Sub”), and Semnur Pharmaceuticals, Inc., a Delaware Corporation (“Semnur”) have entered into the Agreement and Plan of Merger, dated August 30, 2024 (as amended, the “Merger Agreement”), which provides for a Business Combination between Denali, Merger Sub and Semnur. Pursuant to the Merger Agreement, Denali will migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware, as amended and de-register in the Cayman Islands in accordance with Section 206 of the Cayman Companies Act (the “Domestication”) and following the Domestication, Merger Sub will merge with and into Semnur (the “Business Combination”), with Semnur being the surviving company in the Merger (as defined in the Merger Agreement) and becoming a wholly owned subsidiary of Denali and being renamed to “Semnur, Inc.” In connection with the consummation of the Business Combination, Denali (the public company) will be renamed as “Semnur Pharmaceuticals, Inc.”, which will continue as a public company and will continue to be obligated under the terms of this Agreement;

WHEREAS, upon the consummation of the Business Combination, the Outstanding Balance would be immediately due and payable;

WHEREAS, the Company has requested of Sponsor that in lieu of the Company tendering the full amount of the Outstanding Balance due to Sponsor in cash upon closing of the Business Combination, Sponsor accept cash in the amounts and in accordance with the terms set forth herein and in the payment schedule set forth in the new promissory note (the “New Note”) of the Company as satisfaction of the Outstanding Balance;

WHEREAS, on August 30, 2024, Scilex and Sponsor entered into that certain Sponsor Interest Purchase Agreement (the “SIPA”);

WHEREAS, pursuant to the SIPA, Scilex agreed to purchase certain shares of Denali that were held by the Sponsor for $2,000,000 in cash and 300,000 shares of common stock of Scilex (which number of shares was adjusted to 8,571 shares to reflect the reverse stock split of Scilex common stock that was effected on April 15, 2025) (such number of shares, as adjusted the “Share Consideration”, with such cash consideration being paid on the date of entry into the SIPA and the Share Consideration to be delivered to Sponsor upon consummation of the Business Combination;

WHEREAS, Scilex and Sponsor desire to amend the obligation to deliver the Share Consideration upon consummation of the Business Combination such that Scilex will instead cause the Company, as its majority-owned subsidiary upon consummation of the Business Combination, to deliver a cash payment in the amount of $213,932.16;

WHEREAS, Scilex previously advanced $69,973 to the Sponsor (the “Cash Advance”); and

WHEREAS, Sponsor desires to settle the repayment of the Cash Advance as a net reduction in the payments owed to Sponsor by Company on the Closing Date (as defined in the Merger Agreement).

NOW THEREFORE, in consideration of the foregoing premises and representations, which shall be deemed an integral part of this Agreement, and of the mutual covenants and agreements set forth herein, which the parties acknowledge and agree are good and valuable consideration, receipt and sufficiency of which are acknowledged by each party hereto, the parties agree as follows:

ARTICLE I

CONDITIONS TO SATISFACTION AND DISCHARGE

1.1

Sponsor and Scilex acknowledge and agree that upon satisfaction of the following conditions set forth in Section 1.1A-B below, neither the Company nor Scilex will have any obligations to Sponsor (including with respect to any issuance of shares of capital stock of Denali (or any affiliate thereof) or of Scilex, including the Share Consideration) pursuant to the Promissory Note or the SIPA, and the Company’s and Scilex’s obligations to Sponsor under the Promissory Note to pay the Outstanding Balance and under the SIPA to pay the Share Consideration, respectively, and the Sponsor’s obligation to repay the Cash Advance, shall be fully satisfied and discharged:

A.	On the Closing Date (as defined in the Merger Agreement), the Company shall have wired $1,143,959.16 to the bank account of Sponsor set forth on Schedule 1; and

B.	The Company shall have executed, delivered and satisfied its obligations set forth in the New Note.

ARTICLE II

AGREEMENTS AND COVENANTS; REPRESENTATIONS

2.1	Each of the Company and Sponsor agree that they will execute and deliver the New Note concurrently with this Agreement.

2.2

The Company represents and warrants (i) it is validly existing and in good standing under the laws of the state or province of its organization, (ii) it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and (iii) this Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity.

2.3

Sponsor represents and warrants (i) it is validly existing and in good standing under the laws of the state or province of its organization, (ii) it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and (iii) this

Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity.

2.4

Scilex represents and warrants (i) it is validly existing and in good standing under the laws of the state or province of its organization, (ii) it has all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder and (iii) this Agreement is a legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by law or equity.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1	This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3.2	This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused their corporate names to be hereunto affixed, and this instrument to be signed by their respective authorized officers, all as of the day and year first above written.

DENALI CAPITAL GLOBAL INVESTMENTS LLC

By:	/s/ Jiandong Xu
Name: Jiandong Xu
Title: Manager

DENALI CAPITAL ACQUISITION CORP.

By:	/s/ Lei Huang
Name: Lei Huang
Title: Chief Executive Officer

SCILEX HOLDING COMPANY

By:	/s/ Henry Ji
Name: Henry Ji
Title: Chief Executive Officer and President